Exhibit 99.1

AeroVironment, Inc. Announces Fiscal 2010 Fourth Quarter and Fiscal Year End Results

MONROVIA, CA, June 24, 2010 — AeroVironment, Inc. (AV) (NASDAQ: AVAV) today reported financial results for its fourth quarter and fiscal year ending April 30, 2010.

“In the fourth quarter we produced record revenue and profitability while transitioning to full rate production of digital small unmanned aircraft systems.  This strong performance enabled us to achieve our revised revenue guidance for fiscal 2010 and exceed our revised operating income guidance,” said Tim Conver, AV chairman and chief executive officer.  “During the year we made great progress on development programs such as Global Observer, Switchblade and EV Solutions.  As a result, we see fiscal 2011 as a year of transition that will lay the foundation for significant long-term growth.”

Fourth Quarter Highlights:	Full Fiscal Year Highlights:

• Revenue of $99.4 million	• Revenue of $249.5 million

• Operating margin of 24%	• Operating margin of 12%

• Earnings per diluted share of $0.71	• Earnings per diluted share of $0.94

FISCAL 2010 FOURTH QUARTER RESULTS

Revenue for the fourth quarter of fiscal 2010 was $99.4 million, up 31% over fourth quarter fiscal 2009 revenue of $76.0 million. The increase in revenue resulted from increased sales in our Unmanned Aircraft Systems (UAS) segment of $26.7 million offset by decreased sales in our Efficient Energy Systems (EES) segment of $3.3 million.

Income from operations for the fourth quarter of fiscal 2010 was $23.5 million, up 161% from fourth quarter fiscal 2009 income from operations of $9.0 million. The increase in income from operations resulted from higher gross margin of $16.6 million offset by higher selling, general and administrative (SG&A) expense of $1.3 million and higher research and development (R&D) expense of $0.9 million.

Net income for the fourth quarter of fiscal 2010 was $15.6 million, up 167% from fourth quarter fiscal 2009 net income of $5.8 million.

Earnings per diluted share for the fourth quarter of fiscal 2010 was $0.71, up from fourth quarter fiscal 2009 earnings per diluted share of $0.27.

FISCAL 2010 FULL YEAR RESULTS

Revenue for fiscal year 2010 was $249.5 million, up 1% over fiscal year 2009 revenue of $247.7 million. The increase in revenue resulted from increased sales in our UAS segment of $12.8 million offset by decreased sales in our EES segment of $11.0 million.

Income from operations for fiscal year 2010 was $29.9 million, down 8% from fiscal year 2009 income from operations of $32.6 million. The decrease in income from operations was caused by higher SG&A expense of $8.2 million and higher R&D expense of $2.7 million, offset by increased gross margin of $8.2 million.

Net income for fiscal year 2010 was $20.7 million, down 15% from fiscal year 2009 net income of $24.2 million.

Earnings per diluted share for fiscal year 2010 was $0.94, down 15% from fiscal 2009 earnings per diluted share of $1.11.

BACKLOG

As of April 30, 2010, funded backlog (unfilled firm orders for which funding is currently appropriated to us under a customer contract) was $72.3 million compared to $114.8 million as of April 30, 2009.

FISCAL 2011 — OUTLOOK FOR THE FULL YEAR

For fiscal year 2011, the Company expects to achieve revenue growth of 10% to 15% over fiscal year 2010, with an operating income margin between 12% and 14%.

The foregoing estimates are forward looking and reflect management’s view of current and future market conditions, including certain assumptions with respect to our ability to obtain and retain government contracts, changes in the demand for our products and services, activities of competitors and changes in the regulatory environment, and general economic and business conditions in the United States and elsewhere in the world. Investors are reminded that actual results may differ materially from these estimates.

CONFERENCE CALL

In conjunction with this release, AeroVironment, Inc. will host a conference call today, Thursday, June 24, 2010, at 1:30 pm Pacific Time that will be broadcast live over the Internet. Timothy E. Conver, chairman and chief executive officer, Jikun Kim, chief financial officer, and Steven A. Gitlin, vice president of investor relations, will host the call.

4:30 PM ET

3:30 PM CT

2:30 PM MT

1:30 PM PT

Investors may dial into the call at (877) 561-2749 (U.S.) or (678) 809-1029 (international) five to ten minutes prior to the start time to allow for registration.

Investors with access to the Internet may access the conference call live over the Internet at the Investor Relations section of the AeroVironment, Inc. website, http://investor.avinc.com. Please allow fifteen minutes prior to the call to download and install any necessary audio software. An audio replay of the event will be archived on the Investor Relations page of the company’s web site, at http://investor.avinc.com.

A digital replay of the call will be available on Thursday, June 24, at approximately 4:30 p.m. Pacific Time through Thursday, July 1, at 9:00 p.m. Pacific Time. Dial (800) 642-1687 and enter the passcode 78344003. International callers should dial (706) 645-9291 and enter the same passcode number to access the digital replay.

ABOUT AEROVIRONMENT, INC. (AV)

AV is a technology company that designs, develops, produces and supports an advanced portfolio of Unmanned Aircraft Systems (UAS) and efficient electric energy systems.  Agencies of the U.S. Department of Defense and allied military services use the company’s battery-powered, hand-launched UAS to provide situational awareness to tactical operating units through real-time, airborne reconnaissance, surveillance and target acquisition.  AV’s clean transportation solutions include electric vehicle (EV) home charging, public charging and fast charging systems for consumers, automakers, utilities and government agencies, power cycling and test systems for EV developers and industrial electric vehicle charging systems for commercial fleets.  More information about AV is available at www.avinc.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” or words or phrases with similar meaning. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements.  Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, reliance on sales to the U.S. government; changes in the supply and/or demand and/or prices for our products; the activities of competitors; failure of the markets in which we operate to grow; failure to expand into new markets; changes in significant operating expenses, including components and raw materials; failure to develop new products; changes in the regulatory environment; and general economic and business conditions in the United States and elsewhere in the world. For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

- Financial Tables Follow -

AeroVironment, Inc.

Consolidated Statements of Income

(In thousands except share and per share data)

	Three Months Ended		Twelve Months Ended
	April 30,	April 30,	April 30,	April 30,
	2010	2009	2010	2009

Revenue:
Product sales	$50,552	$43,427	$103,268	$136,173
Contract services	48,798	32,618	146,250	111,489
	99,350	76,045	249,518	247,662
Cost of sales:
Product sales	27,470	26,942	59,266	82,427
Contract services	28,899	22,753	93,426	76,638
	56,369	49,695	152,692	159,065
Gross margin	42,981	26,350	96,826	88,597
Selling, general and administrative	11,601	10,346	42,429	34,246
Research and development	7,894	7,017	24,510	21,798
Income from operations	23,486	8,987	29,887	32,553
Other income:
Interest income	48	137	195	1,244
Income before income taxes	23,534	9,124	30,082	33,797
Provision for income taxes	7,962	3,288	9,366	9,552
Net income	$15,572	$5,836	$20,716	$24,245
Earnings per share data:
Basic	$0.72	$0.27	$0.97	$1.15
Diluted	$0.71	$0.27	$0.94	$1.11
Weighted average shares outstanding:
Basic	21,510,832	21,291,239	21,391,795	21,023,590
Diluted	22,012,847	21,858,097	21,977,364	21,775,727

AeroVironment, Inc.

Selected Consolidated Balance Sheet Information

(In thousands except share data)

	April 30, 2010	April 30, 2009

Cash and cash equivalents	$28,665	$116,501
Investments	142,285	28,679
Accounts receivable, net	38,645	42,551
Unbilled receivables and retentions	18,710	20,070
Inventories, net	20,928	11,602
Total assets	281,971	253,181
Stockholders’ equity	233,420	207,427
Shares issued and outstanding	21,732,413	21,470,481

Reportable Segment Results are as Follows (Unaudited):

(In thousands)

	Three Months Ended		Twelve Months Ended
	April 30,	April 30,	April 30,	April 30,
	2010	2009	2010	2009

Revenue:
UAS	$92,090	$65,438	$224,179	$211,364
EES	7,260	10,607	25,339	36,298
Total	99,350	76,045	249,518	247,662
Gross margin:
UAS	39,231	20,918	85,157	70,968
EES	3,750	5,432	11,669	17,629
Total	42,981	26,350	96,826	88,597
Selling, general and administrative	11,601	10,346	42,429	34,246
Research and development	7,894	7,017	24,510	21,798
Income from operations	23,486	8,987	29,887	32,553
Interest income	48	137	195	1,244
Income before income taxes	$23,534	$9,124	$30,082	$33,797

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Contact:

AeroVironment, Inc.

Steven Gitlin

+1 (626) 357-9983

ir@avinc.com